UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Semones, Lewis F., Jr.
   315 Morningdale Road
   Matthews, NC  18105
   USA
2. Issuer Name and Ticker or Trading Symbol
   Interstate/Johnson Lane, Inc.
   IJL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   September 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other
   (specify below)
   VP&CFO-Inc./Senior Managing Director&CFO-Corp.
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person
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
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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common stock, $.20 par valu|N/A*  |    | |                  |   |           |20,381             |D     |N/A                        |
e                          |      |    | |                  |   |           |                   |      |                           |
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Common stock, $.20 par valu|N/A*  |Nt.1| |                  |   |           |1107               |D     |Restricted Stock           |
e                          |      |    | |                  |   |           |                   |      |                           |
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Common stock, $.20 par valu|N/A*  |Nt.2| |                  |   |           |298                |D     |Restricted Stock           |
e                          |      |    | |                  |   |           |                   |      |                           |
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Common stock, $.20 par valu|02/27/|Nt.3| |3                 |A  |27.299     |123                |D     |DRIP                       |
e                          |98    |    | |                  |   |           |                   |      |                           |
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Common stock, $.20 par valu|05/29/|Nt.3| |3                 |A  |29.425     |126                |D     |DRIP                       |
e                          |98    |    | |                  |   |           |                   |      |                           |
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Common stock, $.20 par valu|08/28/|Nt.3| |2                 |A  |33.925     |128                |D     |DRIP                       |
e                          |98    |    | |                  |   |           |                   |      |                           |
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Common stock, $.20 par valu|N/A*  |Nt.4| |                  |   |           |217                |I     |Held by Trustee            |
e                          |      |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Employee Stock Option |$13.50  |01/21|Nt.5| |Nt.5       |A  |Nt.5 |Nt.5 |Common stock|10,000 |       |10,000      |D  |N/A         |
(Right to Buy)        |        |/97  |*   | |           |   |     |     |, $.20 par v|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |alue        |       |       |            |   |            |
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Employee Stock Option |$13.50  |01/21|Nt.6| |Nt.6       |A  |Nt.6 |Nt.6 |Common stock|20,000 |       |30,000      |D  |N/A         |
(Right to Buy)        |        |/97  |*   | |           |   |     |     |, $.20 par v|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |alue        |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
Nt.1-Cash compensation deferred during fiscal year ended 9/30/96, purchased
1107 shares of 2-year restricted
stock from Issuer at $9.27 per
share.
Nt.2-Cash compensation deferred during fiscal year ended 9/30/97, purchased 298 shares of 2-year restricted
stock from Issuer at $17.15 per
share.
Nt.3-Dividend reinvestment at $.05
share.
Nt.4-Vested portion in Issuer's benefit plans and does not include shares accrued since 9/30/97.
Nt.5-Option granted to purchase 10,000 shares of common stock, contingent exercisability, expires 01/21/07.
Nt.6-Option granted to purchase 20,000 shares of common stock, currently 100%
exercisable, expires 01/21/07.